EXHIBIT 10.21

CONFIDENTIAL TREATMENT REQUESTED. Confidential portions of this document have been redacted and have been separately filed with the Commission.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”), effective as of this 7th day of November 2005 (the “Effective Date”), by and between Panion & BF Biotech, Inc., with offices at 16F No. 3, Yuanqu Street, Nangang District, Taipei, Taiwan, ROC (hereinafter "Licensor"), and Keryx Biopharmaceuticals, Inc, with offices at 750 Lexington, 20th Floor, New York, NY 10022 (hereinafter "Licensee").

WHEREAS, Dr. Chen Hsing Hsu (the "Inventor"), an employee of the University of Michigan (the "Institution"), is the named inventor on U.S. Patent No. 5,753,706, issued May 19, 1998 and entitled "Methods for Treating Renal Failure" (the "Licensed Patent Property"),

WHEREAS, the Institution has transferred to the Inventor all of the Institution's right, title, and interest in and to the Licensed Patent Property (subject to certain non-commercial applications, specified below), by an Agreement for the Reassignment of Intellectual Property, with a last-signed date of August 16, 2000,

WHEREAS, the Inventor has granted the Licensor the exclusive license, throughout the world (except the People's Republic of China) to make, use, and sell products embodying the inventions described in the Licensed Patent Properties, as well as rights to the Patent Rights (as hereinafter defined) (as specified below) (the "Exclusive License"),

WHEREAS, Licensor has developed certain Licensor Know-How (as hereinafter defined),

WHEREAS, by operation of this exclusive license, Licensor is the sole and exclusive licensee of the entire right, title and interest in and to the Patent Rights (with the exception of the People's Republic of China) and Licensor Know-How,

WHEREAS, Licensee desires to obtain an exclusive license under such Patent Rights and Licensor Know-How to develop, have developed, make, have made, use, have used, offer to sell, sell, have sold, import and export the Compound and Product in the Territory (as hereinafter defined), and

WHEREAS, Licensor has the authority and is willing to grant such license to Licensee, and Licensee is willing to accept such license from Licensor, under the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or the plural, shall have the following meanings:

1.1 "Affiliate" means any corporation or non-corporate business entity, which controls, is controlled by, or is under common control with a party to this Agreement. A corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least fifty-one percent (51%) of the voting stock of the other corporation, or (i) in the absence of the ownership of at least fifty-one percent (51%) of the voting stock of a corporation, or (ii) in the case of a non-corporate business entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or non-corporate business entity, as applicable.

1.2  “Combination Product” means a Product containing one or more therapeutically active ingredients in addition to the Compound.

1.3 "Compound" means ferric citrate (PBF1681).

1.4  "FDA" means the United States Food and Drug Administration.

1.5 “Field” means the field of nephrology.

1.6 “First Commercial Sale” means with respect to a Product, the first sale for end use or consumption of such Product in a country after all Registrations in such country have been obtained.

1.7  "IND" means an Investigational New Drug Application in the United States.

1.8  "Indication" means any therapeutic application for a Product (i) for the treatment of hyperphosphatemia in end-stage renal disease, and (ii) for all other indications covered by the Patent Rights.

1.9 “Improvements” means any and all improvements, materials, technical data and information whether patented or unpatented, including but not limited to any changes to the Compound, to the Product or in the Licensor Know-How or Licensee Know-How including, but not limited to any analogues, or derivatives of the Compound, and changes in the manufacturing process for the Compound or the Product which are conceived or reduced to practice during the term of this Agreement.

1.10 “Licensee Development Data” means and includes all data relating to the Compound or the Product and all chemistry, manufacturing and control data relating to the development and manufacture of the Compound or the Product, results of pre-clinical and clinical studies and all other documentation containing or embodying any pre-clinical, clinical, chemistry, manufacturing and control data relating to any application for Registrations for a Product, which is generated by Licensee, its agents, or any Sublicensees during the term of this Agreement.

1.11 “Licensee Know-How” means all information and materials, including but not limited to, discoveries, processes, instructions, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which arise out of the development, manufacture and commercialization by Licensee of the Compound or the Product, including, without limitation, all biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, clinical, safety, manufacturing and quality control data and information related thereto, and all applications, registrations, licenses authorizations, documents, approvals and correspondence relating to the Compound or the Product, including without limitation, correspondence submitted to Regulatory Authorities, and all information and data contained in Registrations. Licensee Know-How shall also include Licensee’s interest in Improvements .

1.12 “Licensor Development Data” means and includes all data to which Licensor has rights relating to the Compound or the Product and all chemistry, manufacturing and control data relating to the development and manufacture of the Compound or the Product, results of pre-clinical and clinical studies and all other documentation containing or embodying any pre-clinical, clinical, chemistry, manufacturing and control data relating to any application for Registrations for the Product, whether such Licensor Development Data is in existence as of the Effective Date or generated by Licensor during the term of this Agreement.

1.13  "Licensor Know-How” means all information and materials to which Licensor has rights, including but not limited to, discoveries, processes, formulas, instructions, data, inventions, know-how and trade secrets, patentable or otherwise, in each case, which as of the Effective Date and during the term of this Agreement are necessary or useful to Licensee in connection with the development, registration, manufacture, marketing, use or sale of a Product. Licensor Know-How shall also include without limitation, all biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, clinical, safety, manufacturing and quality control data and information related thereto, and all applications, registrations, licenses, authorizations, documents, approvals and correspondence relating to a Licensed Compound or a Product. Licensor Know-How shall also include Licensor’s interest in Improvements.

1. 14  "NDA" means a New Drug Application in the United States.

1.15 "Net Sales" with respect to any Product other than a Combination Product means the gross sales (i.e. gross invoice prices) of such Product billed by Licensee and its Sublicenses to Third Party customers on all sales of a Product, and exclusive of inter-company transfer or sales, less the reasonable and customary deductions from such gross sales, including:

(i) actual credited allowances to such Third Party customers for spoiled, damaged, outdated and returned Product and for retroactive price reductions,

(ii) the amounts of trade, cash discounts and rebates, to the extent such discounts and rebates were not deducted by Licensee or its Sublicensees at the time of invoice in order to arrive at the gross invoice prices,

(iii) all transportation, handling charges and freight insurance, sales taxes, excise taxes, use taxes or import/export duties paid, and

(iv) all other reasonable and customary allowances and adjustments actually credited to customers whether during the specific royalty period or not.

The sale of a Product between Licensee and any of its Sublicensees solely for the research or clinical testing of such Product shall be excluded from the computation of Net Sales of such Product, provided that Licensee's sale of the Product was at cost, and such Product was used for research or clinical testing.

1.16 "Net Sales" with respect to any Combination Product means the gross sales of such Product billed by Licensee and its Sublicensees to Third Party customers, on all sales of a Combination Product, and exclusive of inter-company transfer or sales, less all the allowances, adjustment, reductions, discounts, taxes, duties and other charges referred to in Section 1.15, multiplied by a fraction to be determined by Licensor and Licensee at such time when the Combination Product becomes available.

The sale of a Combination Product between Licensee and any of its Sublicensees solely for the research or clinical testing of such Product shall be excluded from the computation of Net Sales for such Combination Product, provided that Licensee's sale of the Combination Product was at cost, and such Combination Product was used for research or clinical testing.

1.17 "Patent Rights" means the Licensed Patent Property, and the patents and patent applications set forth in Exhibit 1 (which shall be updated from time to time by Licensor), patents and patent applications in which Licensor holds rights and which are directed to Licensor’s interest in Improvements, and any and all patents in which Licensor holds rights and that may issue from all such patent applications, including any and all divisions, continuations, continuations-in-part, extensions, substitutions, renewals, registrations, supplementary protection certificates, revalidations, reissues or additions of or to any of the aforesaid patents and patent applications, and any additional patents or patent applications to which Licensor acquires rights during the term of this Agreement which pertain in any way to the use or manufacture of the Compound or the Product.

1.18 “Payment Default” means Licensee’s failure to pay Licensor the license fee and milestone payments under Article 4, and the royalties under Article 5 for more than 90 days past the date on which these amounts are due.

1.19 "Product" means the Compound or any pharmaceutical product containing the Compound as an active ingredient, either alone or in combination with other active ingredients.

1.20 “Proprietary Information” means all information, including without limitation all Licensee Know-How, Licensor Know-How, and all other scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or electronically which is provided by one party to the other party in connection with this Agreement.

1.21  "Registration" in relation to any Product means such approvals by a Regulatory Authority in a country or community or association of countries as may be legally required before such Product may be commercialized in such country or community or association of countries.

1.22  “Regulatory Authority” means the applicable government regulatory authority in each country in the Territory involved in granting regulatory approval for the Product. Such term includes, without limitation, the FDA and any successor agency thereto and Committee on Proprietary Medicinal Products of the European Community and any successor agency thereto

1.23  “Sublicensee” means a Third Party to which Licensee has granted sublicense rights under the license granted Licensee hereunder, which rights include at least the right to sell the Product. Third Parties that are permitted to manufacture the Compound or the Product for supply only to Licensee or only to Sublicensees are not “Sublicensees” and such transaction shall be deemed a transfer and not a sale of the Product.

1.24 "Territory" means the entire world, provided that (a) excluded from the Territory are China, Korea, and all other countries in the Asian Pacific Region, except that (b) included within the Territory is Japan.

1.25  "Third Party" means any party other than Licensor or Licensee or their respective Affiliates, or Sublicensees of Licensee or its Sublicensees.

1.26  "Valid Claim" means a claim of an issued and unexpired patent included within the Patent Rights which has not been held unenforceable or invalid in the applicable jurisdiction by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through dedication, disclaimer or otherwise.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES

2.1 Each party represents and warrants to the other party that it has the full right and authority to enter into this Agreement, and that, to the best of its knowledge, there are no prior agreements, commitments or other obstacles which could prevent it from carrying out all of its obligations hereunder.

2.2 Licensor represents to Licensee that:

(a) it is the exclusive licensee of the entire right, title and interest in and to the Patent Rights, and to the best of its knowledge, there are no charges, encumbrances, licenses, options, restrictions, liens, rights of others, disputes, proceedings or claims relating to, affecting, or limiting its rights or the rights of Licensee under this Agreement, with the exception of non-commercial uses of the Licensed Patent Properties reserved to the Institution;

(b) there is no claim, pending or threatened, of infringement, interference or invalidity regarding any part or all of the Patent Rights and their use as contemplated in this Agreement, and it has no present knowledge from which it can be inferred that the Patent Rights are invalid or that their exercise would infringe the patent rights of any Third Party;

(c) it has the right to enter into this Agreement and to grant the licenses granted herein, and there is nothing in any Third Party agreement Licensor has entered into as of the Effective Date, which in any way, will limit the ability of Licensor to perform any and all of the obligations undertaken by Licensor hereunder,

(d) it will not enter into any agreement after the Effective Date which will limit its ability to perform any and all of the obligations undertaken by Licensor hereunder

(e) it has delivered to Licensee all Licensor Development Data and Licensor Know-how; and

(f) to the best of its knowledge, neither this Agreement, nor any document or piece of Licensor Development Data, Licensor Know-How or Patent Rights contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein misleading.

2.3 Licensee represents to Licensor that:

(a) it has the right to enter into this Agreement and to the best of its knowledge, there is nothing in any Third Party agreement Licensee has entered into as of the Effective Date, which in any way, will limit the ability of Licensee to perform any and all of the obligations undertaken by Licensee hereunder, and

(b) it will not enter into any agreement after the Effective Date which will limit its ability to perform any and all of the obligations undertaken by Licensee hereunder.

ARTICLE 3. LICENSE GRANT

3.1 Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive license, in the Territory, with the right to sublicense, to develop, have developed, make, have made, use, have used, offer to sell, sell, have sold, and import and export the Product in the Territory under the Licensor Know-How, and the Patent Rights for all Indications in the Field.

3.2 Sublicensing. Sublicensees of Licensee shall be entitled to sublicense to third parties the right to manufacture the Product, provided such third party manufacturers are permitted to sell only to Licensee or its immediate Sublicensees. Sublicensees of Licensee may not grant sublicenses under this Agreement without the written consent of Licensor, which consent shall not be unreasonably withheld or delayed. Should Licensee or any Sublicensee of Licensee grant any sublicenses, the terms and conditions of such sublicenses and the identity of sublicensees shall be at the sole discretion of Licensee and no consent shall be required from Licensor in connection with the terms and conditions of such sublicenses or the identity of sublicensees, provided however, that such sublicenses shall be co-terminated with this Agreement.

3.3 Consent of Inventor. The Inventor has provided his written consent to the terms and conditions of the License Grant and the terms and conditions of this Agreement. The Written Consent of the Inventor is set forth in Exhibit 2 hereto.

ARTICLE 4. LICENSE FEE; MILESTONE PAYMENTS

4.1  License Fee. Licensee will pay to Licensor a non-refundable, non-creditable license fee of ***** in cash on or about the Effective Date.

4.2  Milestone Payments. Licensee will pay to Licensor the milestone payments as follows:

(a) Within one hundred twenty (120) days following completion of Phase II clinical trial: *****;

(b) Within one hundred twenty (120) days following submission to the FDA of the first New Drug Application for a Product: *****;

(c) Within one hundred and twenty (120) days following a first FDA marketing approval for a Product: *****;

(d) Within one hundred and twenty (120) days following a first marketing approval for a Product in any country in Europe: *****; and

(e) Within one hundred and twenty (120) days following a first marketing approval for a Product in Japan: *****.

4.3 Limitations. It is understood and agreed that Licensee shall pay the milestone payments set forth in Section 4.2 only with respect to the first Indication for which a Product achieves a particular milestone event, and regardless of the number of Products which achieve a particular milestone event.

4.4 Payment in Equity. At Licensee’s option, up to ***** or such greater amount as may be mutually agreed by Licensor and Licensee of any milestone payment due pursuant to Sections 4.2(b) and (c) can be made in shares of unrestricted, unlegended and freely tradable common stock of Licensee, based on a per share price equal to the average closing price as listed in the Wall Street Journal over the last thirty (30) business days immediately preceding the date of a particular milestone payment is due; provided that (i) the Licensee’s common stock is traded on the NASDAQ National Market or other national stock exchange in the U.S. at the time the payment is made; (ii) the average trading price of such shares of common stock on the NASDAQ National Market or other national stock exchange in the U.S. in the three (3) months period immediately preceding the last day of a particular milestone payment pursuant to Sections 4.2(b) or (c) is due exceeds *****, and (iii) the ***** immediately preceding the payment due date exceeds *****. It is understood and agreed that the Licensee has the right to refuse any or all payment in the form of stock by the Licensor pursuant to this Section 4.4 if the Licensor has reasons to believe that the stock delivered is not unrestricted, unlegended or freely tradable.

ARTICLE 5. ROYALTIES

5.1  Royalties. In consideration of the license rights granted to Licensee hereunder, Licensee shall pay or cause any Sublicensee  to pay to Licensor a royalty on their respective Net Sales, as follows:

for each Product where the manufacture, use or sale of such Product would but for the license granted hereunder, infringe a Valid Claim a royalty of ***** on Net Sales.

 5.2 Limitation. If the laws of any country where royalties are payable under Section 5.1 limit the amount of royalty or the duration of such royalty payments to less than the amount specified herein, then the royalty payment to Licensor shall be limited to that permitted by law.

*****Confidential material redacted and filed separately with the Commission.

5.3  Accrual of Royalties. No royalty shall be payable on a Product made, sold, or used for testing or development purposes or distributed as samples, provided such samples are sold by Licensee (or its Sublicensee) at cost. No royalties shall be payable on sale among Licensee and its Sublicensees, but royalties shall be payable on subsequent sales by Licensee or its Sublicensees to a Third Party. No multiple royalty shall be payable because the manufacture, use, or sale of a Product is covered by more than one Valid Claim.

5.4  Royalty Withheld due to Invalid Claims. In the event that all applicable claims of a patent included within the Patent Rights under which Licensee is paying a royalty according to Section 5.1 shall be held invalid or unenforceable by a court of competent jurisdiction in a given country of the Territory, Licensee may withhold payments of royalties which would otherwise have been due on Net Sales in that country by reason of Section 5.1 until such judgment shall be finally reviewed by an unappealed or unappealable decree of a higher court of competent jurisdiction in such country. The Licensee shall promptly repay Licensor any withheld royalty payments upon a final adjudication that the applicable claims of a patent included within the Patent Rights under which Licensee is paying a royalty under Section 5.1 are valid and enforceable.

5.5 Compulsory Licenses. If Licensee is caused to grant a compulsory license to any Third Party with respect to a Product in any country in the Territory, then the royalty rate to be paid by Licensee on Net Sales due on such Product in that country under Section 5.1 shall be reduced to the rate paid by such Third Party compulsory licensee on such Product.

ARTICLE 6. ROYALTY REPORTS AND ACCOUNTING

6.1  Royalty Reports and Records. Beginning with the First Commercial Sale by Licensee or any Sublicensee as the case may be of a Product in any country of the Territory, and continuing thereafter during the term of this Agreement, Licensee shall furnish, and shall cause any Sublicensee to furnish, to Licensor a written report covering each calendar quarter (the "Reporting Period") showing (a) the Net Sales of each Product in each country of the Territory where royalties are payable under Section 5.1 during the Reporting Period; (b) the royalties, payable in United States Dollars, which shall have accrued hereunder in respect of such sales with a summary computation of such royalties; (c) withholding taxes, if any required by law to be deducted in respect of such sales; and (d) the exchange rates used in determining the amount of United States Dollars payable in respect of sales outside the United States. With respect to sales of a Product invoiced in a currency other than United States Dollars, the Net Sales and royalty payable shall be expressed in the domestic currency of the party making the sale together with the United States Dollars equivalent of the royalty payable, calculated using the simple average of the exchange rate published in the Wall Street Journal on the last day of each month of the Reporting Period. If any Sublicensee makes any sale invoiced in a currency other than its domestic currency, the Net Sales shall be converted to its domestic currency in accordance with its normal accounting principles. Licensee's Sublicensees shall have the option of making any royalty payment directly to Licensor. However, notwithstanding anything to the contrary, the Licensee shall continue to be liable for all royalties due under Section 5.1 until they are paid. Licensee or its Sublicensee shall furnish to Licensor appropriate evidence of payment of, and itemize any tax, credits or specific amount deducted from any royalty payment.

6.2  Royalty Reports and Payments. Royalty reports and payments shall be due sixty (60) days after the close of each Reporting Period. Payment of royalties in whole or in part may be made in advance of such due date. In case no royalty is due for any given Reporting Period, Licensee shall so report to Licensor. Licensee and its Sublicensees shall keep accurate records in sufficient detail to enable the royalty payable hereunder to be determined and confirmed. Licensee shall be responsible for all royalties, late payments, and interest that are due but have not been paid by Licensee's Sublicensees.

6.3  Right to Audit. Upon written request of Licensor, but not more than once in each calendar year nor more than once in respect to any given calendar year, Licensee shall permit an independent public accountant, selected by Licensor and acceptable to Licensee, which acceptance shall not be unreasonable withheld, to have access during normal business hours to those records of Licensee as may be reasonably necessary to verify the accuracy of the royalty reports hereunder in respect of any calendar year ending not more than thirty-six (36) months prior to the date of such request. Licensee shall include in each Sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to keep and maintain records of sales made pursuant to such sublicense and to grant the same right of access to such records to Licensor's independent accountant. Upon the expiration of thirty-six (36) months following the end of any calendar year, the calculation of royalties payable with respect to such calendar year shall be binding and conclusive upon the parties, and Licensee and its Sublicensees shall be released from any liability or accountability with respect to royalties (and Licensor for an overpayment of royalties) for such calendar year, unless (a) an audit requested by Licensor prior to expiration of such thirty-six (36) months period has not yet been completed, or (b) Licensor has notified Licensee prior to the expiration of such thirty-six (36) months period that such audit has revealed a discrepancy regarding such calculation. The report prepared by such independent public accountant, a copy of which promptly shall be provided to Licensee, shall disclose only the amount of any underpayment or overpayment of royalties, if any, without disclosure of or reference to supporting documentation. If such independent accountant's report shows any underpayment of royalties, Licensee shall remit or shall cause its Sublicensees to remit to Licensor the amount of such underpayment within thirty (30) days after Licensee's receipt of such report, and if such underpayment exceeds five percent (5%) of the royalty due, Licensee shall reimburse Licensor for its reasonable out-of-pocket expenses for the audit, upon submission of supporting documentation. Any overpayment of royalties shall be creditable against future royalties payable in subsequent royalty periods, allocated evenly over the next-following two (2) royalty periods. In the event this Agreement is terminated or expires before such overpayment is fully credited, Licensor shall pay Licensee the portion of such overpayment not credited within one hundred twenty (120) days after the date of such termination or expiration.

6.4  Confidentiality of Records. Licensor agrees that all information subject to review under Section 6.3 or under any sublicense agreement shall be deemed the Proprietary Information of Licensee.

6.5  Late Payment Interest. Royalties and other payments required to be paid by Licensee pursuant to this Agreement shall, if overdue, bear interest at the rate equal to two percent (2%) over the prime rate as quoted by Citibank NA and not to exceed ten percent (10%) per annum~~.~~ until paid. The payment of such interest shall not preclude Licensor from exercising any other rights it may have because any payment is overdue.

ARTICLE 7. DEVELOPMENT AND MARKETING PROGRAM

7.1 Clinical Development Program. Licensee shall pay, within thirty (30) days from the receipt of valid invoices from Licensor, ***** of all costs for Licensor's current Phase II clinical trial up to a maximum of *****, and shall at its expense, use commercially reasonable best efforts (a) to conduct a clinical development program directed to obtaining FDA approval of at least one Product for at least one Indication to be selected by Licensee (the "Development Program"), and (b) if, in the opinion of Licensee, the results of the Development Program so justify, to diligently seek FDA approval for such Product for such Indication. For purposes of this Section, "commercially reasonable best efforts" shall mean efforts consistent with those used by Licensee in its own priority development projects with its own products deemed to have high commercial potential.

7.2  Fulfillment. Licensee's reasonable efforts set forth in Section 7.1 with respect to the US shall be deemed to have been fulfilled if Licensee

(a) *****

(b) *****.

For purposes of this Section 7.2, *****. All clinical studies are to be conducted under an IND in the United States, or if conducted by Licensee outside the United States, are to be acceptable to the FDA for Registration of a Product in the United States. While fulfilling or in Licensee’s discretion, upon fulfillment of the above obligations, Licensee shall use commercially reasonable best efforts to commercialize the Product outside the US, within the Territory.

*****Confidential material redacted and filed separately with the Commission.

  7.3  Suspension of Development Program. Licensee’s obligation to conduct the Development Program is expressly conditioned on the continuing absence of any event or condition (such as, but not limited to, a regulatory action affecting the Product or the existence of an issue relating to the safety or efficacy of the Product, the introduction of a therapy which has superior safety and/or efficacy, or the existence of any circumstances, economic or otherwise, which make the development or marketing of the Product, in Licensee’s judgment, commercially unrewarding) that would suggest to Licensee, in exercising prudent and justifiable business judgment, that development or marketing of the Product should be suspended or stopped altogether, and Licensee’s obligation to develop or market the Product may be suspended for up to six (6) months, after which time the Development Program shall be resumed or this Agreement may be terminated by Licensor, at the sole discretion of Licensor.

 7.4 Assistance by Licensor. Licensor shall assist Licensee as follows:

(a) As soon as practical after the Effective Date, Licensor will make available to Licensee all Licensor Development Data in the possession of Licensor, and will cooperate with and provide reasonable assistance to Licensee in its evaluation of such Licensor Development Data. On a continuing basis during the term of this Agreement, Licensor shall make available to Licensee all additional Licensor Development Data generated by Licensor or any Third Party on behalf of Licensor. Licensor shall provide Licensee with a right of reference to all such Licensor Development data and Licensee shall have the right to include such Licensor Development Data in any of its applications for Registrations. All such Licensor Development Data shall be deemed the Proprietary Information of Licensor, and all right, title and interest in and to such Licensor Development Data shall remain vested in Licensor.

(b) In the event that Licensor receives any inquiries from any Regulatory Authority which may affect the development and marketing of a Product, Licensor shall immediately notify Licensee. Licensor agrees to assist Licensee in formulating a response to such inquiries, including being available to meet with the Regulatory Authority at a time and place acceptable to Licensor. Licensee shall reimburse Licensor for its reasonable expenses incurred in rendering such assistance, upon presentation by Licensor of an invoice documenting such expenses.

7.5 Registrations. Subject to the terms and conditions of this Agreement, each application for Registration shall be filed in the name of Licensee or a designated Affiliate. Licensee shall own all right, title and interest in and to all applications for Registrations and granted Registrations. Licensee shall be responsible for all disclosures and correspondence to and with the Regulatory Authorities, and all disclosures and correspondence with any Regulatory Authority involving Licensor shall be made through Licensee. Licensee shall keep Licensor advised of the status of all Registrations and any applications for Registration.

7.6 Licensee Development Data. All Licensee Development Data shall be deemed the Proprietary Information of Licensee, and all right, title and interest in and to such Licensee Development Data shall vest in Licensee, subject to Section 12.4.2.

7.7 Production of Clinical Supplies of the Compound.

(a)  Both parties agree to work in good faith to fully collaborate to review and administer the manufacturing program for the Compound and to resolve any technical issues both immediately after the Effective Date and at least annually thereafter during *****.

(b)  For the period commencing on the Effective Date and continuing for ***** following Registration in the United States *****, Licensee (and its Sublicensees) *****. In consideration for such supply, Licensee shall provide compensation to Licensor at ***** over Licensor's manufacturing and procurement cost. Notwithstanding the preceding two sentences, decisions and actions related to pharmaceutical development and manufacturing of the Clinical Supplies are subject to joint review and approval. *****.

(c)  As requested by Licensee, *****, Licensor shall make its best efforts to assist Licensee *****. Licensor shall provide assistance to Licensee to transfer any know-how and technology from ***** of Licensor to ***** by Licensee *****

*****Confidential material redacted and filed separately with the Commission.

(d)  In the event that either party elects to procure Clinical Supplies from the other *****, in consideration for such clinical supplies, the supplies shall be transferred at ***** over manufacturing and procurement cost.

7.8 Indications Outside the Field.

7.8.1 For any indications or line extensions developed by Licensor utilizing the Compound outside the Field, Licensee shall have a Right of First Negotiation and Right of First Refusal (as such terms are defined below) as follows:

(a)  Right of First Negotiation. If Licensor conceives of an indication or line extension utilizing the Compound outside the Field (a “New Development”), Licensor shall provide Licensee a right of first negotiation (the “Right of First Negotiation”) as follows Licensor shall describe the New Development in writing in reasonable detail, and such description shall be protected as Proprietary Information under this Agreement (a "Confidential Disclosure”). If Licensor conceives of an indication or line extension utilizing the Compound outside the Field (a "New Development"), Licensor shall provide Licensee a right of first negotiation (the "Right of First Negotiation") as follows: (i) Licensor shall describe the New Development in writing in reasonable detail, and such description shall be protected as Proprietary Information under this Agreement (a "Confidential Disclosure"); (ii) Licensor shall provide the Confidential Disclosure to Licensee; and (iii) during the period commencing upon Licensee's receipt of the Confidential Disclosure and expiring ninety (90) days thereafter (the "Discussion Period"), the parties shall discuss in good faith a license and commercialization agreement with respect to the New Development. If the parties do not reach agreement during the Discussion Period, then the Right of First Negotiation shall expire, and Licensor shall be free to exploit the New Development on its own, or to market the New Development to others.

(b)  Right of First Refusal In the event Licensor receives an offer from any third party to license or commercialize a New Development (an "Outside Offer"), Licensee shall enjoy a right of first refusal (the "Right of First Refusal") as follows: Licensor shall not accept any Outside Offer unless (i) Licensor has first provided the Outside Offer in writing to Licensee; and (ii) Licensee is provided a period of thirty (30) days from its receipt of the Outside Offer to evaluate the Outside Offer (the "Evaluation Period"). If Licensor receives from Licensee before expiration of the Evaluation Period a written offer that meets each of the terms of the Outside Offer or is more advantageous to Licensor than the Outside Offer (a "Qualifying Licensee Offer"), then Licensor shall either (a) reject the Outside Offer, or (b) accept the Qualifying Licensee Offer. Licensor shall not be obligated to accept the Qualifying Licensee Offer (in which event, the Licensor shall not accept the Outside Offer). If a Qualifying Licensee Offer is not received within the Evaluation Period, then the Right of First Refusal shall expire, and Licensor shall be free to accept the Outside Offer.

7.8.2 For any indications or line extensions developed by Licensee utilizing the Compound outside the Field, Licensor shall have Right of First negotiation and Right of First Refusal similar to those available under Section 7.8.1 herein to obtain a license as follows:

(a)  Right of First Negotiation. If Licensee conceives of an indication or line extension utilizing the Compound outside the Field, Licensee shall provide Licensor a Right of First Negotiation as follows: (i) Licensee shall describe the New Development in writing in reasonable detail, and such description shall be protected as Confidential Disclosure under this Agreement; (ii) Licensee shall provide the Confidential Disclosure to Licensor; and (iii) during the period commencing upon Licensor's receipt of the Confidential Disclosure and expiring ninety (90) days thereafter, the parties shall discuss in good faith a license and commercialization agreement with respect to the New Development. If the parties do not reach agreement during the Discussion Period, then the Right of First Negotiation shall expire, and Licensee shall be free to exploit the New Development on its own, or to market the New Development to others.

(b)  Right of First Refusal. In the event Licensee receives an Outside Offer to license or commercialize a New Development, Licensor shall enjoy a Right of First Refusal as follows: Licensee shall not accept any Outside Offer unless (i) Licensee has first provided the Outside Offer in writing to Licensor; and (ii) Licensor is

*****Confidential material redacted and filed separately with the Commission.

provided a period of thirty (30) days from its receipt of the Outside Offer to evaluate the Outside Offer. If Licensee receives from Licensor before expiration of the Evaluation Period a written offer that meets each of the terms of the Outside Offer or is more advantageous to Licensee than the Outside Offer (the "Qualifying Licensor Offer"), then Licensee shall either (a) reject the Outside Offer, or (b) accept the Qualifying Licensor Offer. Licensee shall not be obligated to accept the Qualifying Licensor Offer (in which event, the Licensee shall not accept the Outside Offer). If a Qualifying Licensor Offer is not received within the Evaluation Period, then the Right of First Refusal shall expire, and Licensee shall be free to accept the Outside Offer.

7.9  Progress Reports. On a quarterly basis, and within thirty (30) days of the close of each quarter, Licensee shall provide to Licensor a written report of Licensee's progress and activities in meeting Licensee's obligations under Sections 7.1 and 7.2 (each a "Progress Report"). Progress Reports shall be in writing, and shall set forth, in reasonable detail, relevant information including (i) the status of clinical development programs for any Product; (ii) the status of regulatory approvals in the US and in other jurisdictions within the Territory concerning Products; and (iii) the status of other development activities regarding Products. Licensee shall promptly supplement or clarify such Progress Reports, upon Licensor's reasonable request.

ARTICLE 8. PATENT PROSECUTION

8.1   Patent Prosecution and Maintenance.

8.1.1 Patent Rights. Licensor shall use reasonable efforts to prosecute the patent applications included in the Patent Rights, (subject to the provisions of Section 8.1.2(d) to obtain patents thereon, to conduct any interference, re-examination, reissue and opposition proceedings, and to maintain patents included in the Patent Rights in effect during the term of this Agreement using outside patent counsel acceptable to Licensor. Licensor shall be solely responsible for all costs and expense relating to such patent applications and patents. Licensor shall regularly consult with Licensee and shall keep Licensee advised of the status of all patent applications and patents relating to the Patent Rights by providing Licensee with copies of such patent applications and patents and copies of all patent office correspondence relating thereto including any office actions received by Licensor and responses or other papers filed by Licensor. Licensor specifically agrees to provide Licensee with copies of patent office correspondence in sufficient time for Licensee to review and comment on such correspondence and submit to Licensor any proposed response thereto. Licensor further agrees to provide Licensee with sufficient time and opportunity, but in no event less than ten (10) days, to review, comment and consult on all proposed responses to patent office correspondence relating to such patent applications and patents. Licensee agrees that all final decisions regarding the preparation and prosecution of such patent applications and patents, reissues, reexaminations, interferences and oppositions relating thereto shall be made by Licensor after consultation with Licensee. Notwithstanding the foregoing, Licensor shall have the right in its sole discretion after consultation with Licensee, to discontinue the prosecution of any such patent applications or the maintenance of any such patents, and Licensee shall have the right to assume responsibility for the prosecution of such patent applications or the maintenance of such patents at its own expense. No royalties shall be payable by Licensee to Licensor under Section 5.1 hereof in respect of any such patent applications or patents being prosecuted or maintained by Licensee until Licensee has been reimbursed for its out-of-pocket costs of prosecuting and maintaining such patent applications or patents. If Licensor elects not to prosecute, and Licensee elects not to assume, any such patent applications or not to maintain any such patents in any country within the Territory, Licensee’s license rights and its obligations under this Agreement, with respect to such patent applications and patents in such country shall terminate, without affecting its license rights and other obligations to pay with respect to any other patent applications or patents included in the Patent Rights.

8.1.2 Improvements.

(a) Each party shall notify the other party promptly of any sole or joint inventions directed to Improvements under such party's control. Licensee shall own all right, title and interest in and to Licensee solely invented Improvements and Licensor shall own all right, title and interest in and to Licensor solely invented Improvements. Patent applications and patents directed to jointly invented Improvements shall be jointly assigned to and owned by Licensee and Licensor, and the rights of the parties with respect thereto shall be determined according to the laws of the countries in which such patent applications and patents are held.

(b) During the term of this Agreement, for patent applications and patents relating to Improvements invented solely by Licensor, the provisions of Section 8.1.1 shall apply.

(c) Following expiration or termination of this Agreement, Licensor shall be solely responsible, at its sole discretion and expense, for preparing, filing, prosecuting and maintaining in such countries where it deems appropriate, patent applications and patents relating to Improvements invented solely by Licensor and for conducting interference, re-examination, reissue and opposition proceedings relating to such patent applications and patents.

(d) During the term of this Agreement, Licensee shall be responsible, in its sole discretion and expense, for preparing, filing, prosecuting and maintaining in such countries where it deems appropriate, patent applications and patents relating to Improvements invented solely by Licensee or jointly by Licensee and Licensor. Notwithstanding the foregoing, if Licensee elects (after consultation with Licensor) not to prosecute, or to discontinue the prosecution of any patent applications concerning joint inventions, or to discontinue the maintenance of any patents concerning joint inventions, then (i) Licensor shall have the right to assume the full responsibility for the prosecution of such patent applications or the maintenance of such patents at its own costs expense, (ii) Licensee shall assign such patents and patent applications to Licensor, and (iii) such patents and patent applications shall no longer be subject to this Agreement.

(e) Following expiration or termination of this Agreement, Licensee shall be solely responsible, in its sole discretion and expense, for preparing, filing, prosecuting and maintaining in such countries where it deems appropriate, patent applications and patents relating to Improvements invented solely by Licensee and for conducting interference, re-examination, reissue and opposition proceedings relating to such patent applications and patents.

(f) Following expiration or termination of this Agreement, the parties shall be jointly responsible for preparing, filing, prosecuting and maintaining in such countries where the parties jointly agree, patent applications and patents relating to improvements jointly invented by the parties and for conducting interference, re-examination, reissue and opposition proceedings relating to such patent applications and patents. The parties shall jointly bear all costs relating thereto. If one party elects to discontinue the prosecution of any patent applications and patents filed pursuant to this Section 8.1.2(f), or not to conduct any further activities with respect to such patent applications or patents, the party electing to discontinue any such activities shall assign to the other party all right, title and interest in and to such patents or patent applications. The party electing to continue such activities shall be solely responsible for all costs relating to such activities.

ARTICLE 9. INFRINGEMENT

9.1  Infringement by a Third Party. In the event that either party becomes aware that a Compound or a Product being made, used or sold by a Third Party infringes the Patent Rights licensed hereunder, such party shall promptly advise the other party of all known facts and circumstances relating thereto. Licensor shall have the first right to enforce at Licensor’s sole expense the Patent Rights licensed under this Agreement against infringement by third parties. Licensee shall reasonably cooperate in any such enforcement and, if necessary, join as a party therein, at the expense of Licensor. Licensor shall have the right to retain 100% of the proceeds of any such enforcement action. In the event that Licensor does not file suit against or commence settlement negotiations with a substantial infringer of the Patent Rights within six (6) months after receipt of and a written demand from Licensee that Licensor bring suit, then Licensee shall have the right to enforce at its own expense any patent licensed hereunder on behalf of itself and Licensor, Licensor shall reasonably cooperate with Licensee, at the expense of Licensee. In this case, Licensee shall have the right to retain 100% of the proceeds of any such enforcement action.

9.2  Infringement by Licensee. In the event that it is determined by any court of competent jurisdiction that the manufacture, use or sale of any Product by Licensee or its Sublicensees in accordance with the terms and conditions of this Agreement infringes, or Licensee and Licensor reasonably determine and agree that the manufacture, use or sale of such Product is likely to infringe, an additional Third Party patent or related intellectual property right in any country in the Territory, Licensee shall in consultation with Licensor use its reasonable best efforts to: (i) procure at Licensee’s expense a license from such Third Party authorizing Licensee to continue to manufacture, use or sell such Product; or (ii) modify such Product or its manufacture so as to render it non-infringing. In the event that neither of the foregoing alternatives is reasonably available or commercially feasible, Licensee may at its option (i) either cease the manufacture, use and sale of such Product for so long as and to the extent that such activities are infringing the relevant Third Party patents, in which case the obligation of Licensee hereunder to pay royalties shall also cease, or (ii) terminate the rights and licenses granted solely with respect to a country or countries within the Territory in which the infringement of Third Party patents has occurred or is likely to occur, in which case the obligation of Licensee hereunder to pay royalties shall also terminate with respect to that country or countries within the Territory.

ARTICLE 10. INDEMNIFICATION

10.1   Indemnification by Licensee. Licensee agrees to indemnify and hold Licensor, its directors, officers, employees and agents harmless from and against any liabilities or damages or expenses in connection therewith (including reasonable attorneys' fees and costs and other expenses of litigation) resulting from (i) any willful misrepresentation of a material fact or breach of warranty under this Agreement, (ii) claims by Third Parties arising out of Licensee's or its Sublicensees' manufacture, use, sale or testing of Product; and (iii) the enforcement by Licensor of its indemnification rights against Licensee under clause (ii) of this Section 10.1.

10.2   Indemnification by Licensor. Licensor hereby agrees to indemnify and hold Licensee and its officers, directors, employees and agents harmless from and against any liabilities or damages or expenses in connection therewith (including reasonable attorneys' fees and costs and other expenses of litigation) resulting from any willful misrepresentation of a material fact or breach of warranty under this Agreement and the enforcement by Licensee of its indemnification rights under this Section 10.2.

10.3  Indemnification Procedures. Each indemnified party shall promptly notify the indemnifying party in writing of any action, claim or liability in respect of which the indemnified party intends to claim indemnification from the indemnifying party. The indemnified party shall permit the indemnifying party, at its discretion, to settle any such action, claim or liability, and agrees to the complete control of such defense or settlement by the indemnifying party, provided however, that such settlement does not adversely affect the rights of the indemnified party hereunder or impose any obligations on the indemnified party in addition to those set forth herein in order for it to exercise such rights. No such action, claim or liability shall be settled by the indemnified party without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed, and the indemnifying party shall not be responsible for any legal fees or other costs incurred by the indemnified party other than as provided herein. The indemnified party and its directors, officers, employees and agents shall cooperate fully with the indemnifying party and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification, and shall have the right, but not the obligation, to be represented by counsel of their own selection and at their own expense.

10.4   Limitation of Liability. Notwithstanding anything to the contrary herein, neither party shall be liable to the other party for any indirect, incidental or consequential damages arising out of any terms or conditions in this Agreement or with respect to the performance hereof.

10.5   Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the expiration or termination of this Agreement and shall remain in full force and effect.

ARTICLE 11. CONFIDENTIALITY

11.1   Treatment of Proprietary Information. Except as otherwise provided in this Article 11, during the term of this Agreement and for a period of five (5) years following expiration or termination thereof, a party (the "Receiving Party") will retain in confidence and use only for purposes of this Agreement Proprietary Information supplied by or on behalf of the other party (the "Disclosing Party"). For purposes of this Article 11, all such Proprietary Information which a Receiving Party is obligated to retain in confidence shall be disclosed in written form and marked "Confidential" or with similar designation, or if originally disclosed visually or orally, reduced to such written form within thirty (30) days of such original disclosure.

11.2   Right to Disclose. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement or any rights which survive termination or expiration hereof, a Receiving Party may disclose Proprietary Information to its Affiliates, Sublicensees, consultants, agents, outside contractors and clinical investigators (collectively the “Representatives”) on condition that such Representatives agree (i) to keep the Proprietary Information confidential for a least the same time periods and to the same extent as such party is required to keep the Proprietary Information confidential and (ii) to use the Proprietary Information only for such purposes as the Receiving Party is entitled to use the Proprietary Information. Each party warrants that each of its Representatives to whom any Proprietary Information is disclosed shall previously have been informed of the confidential nature of the Proprietary Information and shall have agreed to be bound by the terms and conditions of confidentiality as set forth in this Agreement. The Receiving Party shall ensure that the Proprietary Information provided by the Disclosing Party shall not be used or disclosed by such Representatives except as permitted by this Agreement. The Receiving Party shall stand responsible for any breach by its Representatives of the confidentiality provisions set forth in this Agreement.

11.3   Release From Restrictions. The obligation not to disclose Proprietary Information shall not apply to any part of such Proprietary Information which:

(i) is or becomes patented, published or otherwise part of the public domain other than by the unauthorized acts of the Receiving Party or its Affiliates or Sublicensees in contravention of this Agreement; or

(ii) is disclosed to the Receiving Party by a Third Party which did not obtain such Proprietary Information directly or indirectly from the Disclosing Party; or

(iii) prior to disclosure under this Agreement, was already in the possession of the Receiving Party as evidenced by its written records, provided such Proprietary Information was not obtained, directly or indirectly, from the Disclosing Party; or

(iv) is developed by the Receiving Party independent of Proprietary Information received from the Disclosing Party as evidenced by its written records.

11.4.  Public Domain. For the purpose of this Agreement, specific information disclosed as part of the Proprietary Information shall not be deemed to be in the public domain or in the prior possession of the Receiving Party merely because it is embraced by more general information in the public domain or by more general information in the prior possession of the Receiving Party.

11.5  Ownership of Proprietary Information. Except as otherwise agreed to hereunder, all Proprietary Information disclosed by the Disclosing Party shall remain the property of the Disclosing Party. Upon the written request of the Disclosing Party (i) all tangible Proprietary Information provided by the Disclosing Party (including, but not limited to all copies thereof and all unused samples of materials provided by the Disclosing Party) except for Proprietary Information consisting of analyses, studies and other documents prepared by or for the benefit of the Receiving Party shall be promptly returned to the Disclosing Party, and (ii) all portions of such analyses, studies and other documents not prepared by or for the benefit of the Receiving Party (including all copies thereof) which are within the definition of Proprietary Information shall be destroyed, and the Receiving Party shall certify such destruction in writing to the Disclosing Party. Notwithstanding the foregoing, the Receiving Party may retain one copy of the Proprietary Information of the Disclosing Party in its legal department for the sole purpose of determining its obligations hereunder.

11.6  Legal Disclosure. The Receiving Party may disclose the Proprietary Information of the Disclosing Party to the extent reasonably necessary in prosecuting or defending litigation, complying with applicable laws, governmental regulations or court order, or otherwise submitting required information to tax or other governmental authorities. If the Receiving Party intends to so disclose any such Proprietary Information, the Receiving Party shall provide the Disclosing Party prompt prior notice of such fact so that the Disclosing Party may seek to obtain a protective order or other appropriate remedy concerning any disclosure of such Proprietary Information. The Receiving Party will reasonably cooperate with the Disclosing Party in connection with the Disclosing Party’s efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude the disclosure of such Proprietary Information, the Receiving Party will make such disclosure only to the extent that such disclosure is legally required and will use its reasonable efforts to have confidential treatment accorded to the disclosed Proprietary Information.

11.7  No Title. Except as otherwise expressly set forth in this Agreement, nothing herein shall be construed as giving the Receiving Party any right, title and interest in and to the Proprietary Information of the Disclosing Party.

11.8  Permitted Disclosures.

11.8.1 Disclosure by Licensee. Notwithstanding the foregoing, subject to review and comment by Licensor, Licensee may disclose Licensor Proprietary Information to the extent such disclosure is reasonably necessary for (a) the development of the Compound or the Product, (b) the filing of applications for Registration, (c) the commercialization of the Compound or the Product, or (d) the filing or prosecution of a patent applications and patents relating to Improvements invented solely by Licensee or jointly by Licensee and Licensor.

11.8.2 Disclosure by Licensor. Notwithstanding the foregoing, subject to review and comment by Licensee, Licensor may disclose Licensee Proprietary Information to the extent such disclosure is reasonably necessary for the filing or prosecution of patent applications and patents relating to Improvements invented solely by Licensor.

11.9  Publications. Neither Party shall submit or present any written or oral publication, any manuscript, abstract or the like which includes data or other information related to the Compound or the Products or the Proprietary Information of the other Party without first obtaining the prior written consent of the other Party.

ARTICLE 12. TERM AND TERMINATION

12.1  Term. Unless terminated sooner as provided herein, this Agreement shall continue in full force and effect from the Effective Date until the expiration of Licensee's obligation to pay royalties hereunder. Upon expiration or termination of this Agreement with respect to one or more countries of the Territory, the rights and obligation of the parties with respect to each such country or countries shall cease, except as follows:

(i) upon expiration or termination by either party for any reason, the rights and obligations under Articles 2, 6, 10, 11, 12 and 22 and the applicable provisions of Section 8.1.2;

(ii) expiration or termination of this Agreement shall not relieve either party of any obligations which accrued to that party prior to such expiration or termination for any reason; and

(iii) any cause of action or remedy for breach shall survive the expiration or termination of this Agreement.

12.2  Termination by Licensee.

12.2.1 Licensee may terminate this Agreement (i) in its entirety or (ii) with respect to one or more countries of the Territory without affecting the Agreement or the licenses granted hereunder in any other country of the Territory, without cause at any time upon at least ninety (90) days prior written notice to Licensor.

12.2.2 Licensee may terminate this Agreement upon or after the breach of any material provision of this Agreement by Licensor if such breach is not cured within ninety (90) days after Licensee gives Licensor written notice thereof.

12.2.3 Licensee may terminate this Agreement in its entirety for cause upon at least ninety (90) days prior written notice to Licensor upon or after the bankruptcy, insolvency, dissolution or winding up of Licensor other than for the purpose of reconstruction or amalgamation.

12.3  Termination by Licensor.

12.3.1 Licensor may terminate this Agreement in its entirety for cause at any time upon at least ninety (90) days prior written notice to Licensee upon the occurrence of any of the following:

(a) upon or after the breach of any material provision of this Agreement by Licensee if such breach is not cured within ninety (90) days after Licensor gives Licensee written notice thereof;

(b) upon a Payment Default; or.

(c) upon or after the bankruptcy, insolvency, dissolution or winding up of Licensee other than for the purpose of reconstruction or amalgamation; or

12.4  Development Data and Know-How.

12.4.1  In the event of termination of this Agreement with respect to all countries in the Territory, Licensee will, promptly transfer and hand over to Licensor all Licensor Development Data and Licensor Know-How provided to Licensee hereunder. Each party will return to the other party all copies of the Proprietary Information supplied by one party to the other party hereunder, except that one copy of such Proprietary Information may be retained by each party for archival purposes only.

12.4.2 Upon termination of this Agreement or the license rights granted hereunder by either party for any reason with respect to one or all countries of the Territory (other than a termination by Licensee for an uncured breach or default by Licensor), Licensee will grant Licensor access to (and allow Licensor to obtain copies of) all Licensee Development Data and Licensee Know-How. Licensor shall have the right to disclose to a Third Party all such Licensee Development Data and Licensee Know-How in connection with Licensor’s effort to license to such Third Party the right to manufacture and sell a Product in those countries where termination of Licensee’s rights has occurred. Such use or disclosure shall be subject to the Licensee’s rights in countries where termination has not occurred and to the right, title and interest in such Licensee Development Data and Licensee Know-How which shall remain vested in Licensee. The Third Party shall not be entitled to sublicense, assign or transfer any of the rights granted to it by Licensor except to an Affiliate of such Third Party. Licensee agrees to cooperate with and provide reasonable assistance to Licensor in its effort to license to a Third Party the use of such Licensee Development Data~~.~~ and Licensee Know-How. In consideration thereof, Licensor shall pay to Licensee a royalty of ***** on Net Sales of Product sold by Licensor or such Third Party for a period of ***** from the commencement of the sale of the Product. Any license granted by Licensor to such Third Party that bears a Licensee Royalty (a "Covered License") shall be consistent with the terms and conditions of this Agreement and shall include without limitation, provisions necessary to ensure that Licensor or such Third Party comply with royalty reporting and audit requirements, and confidentiality. Any act or omission by such Third Party under a Covered License which would have constituted a breach of this Agreement had it been the act or omission of Licensor, shall be deemed to constitute a breach of this Agreement by Licensor. Licensor shall advise Licensee without delay of any breach by such Third Party and Licensor shall exercise without delay its rights with respect to such breach against such Third Party.

*****Confidential material redacted and filed separately with the Commission.

12.5  Disposition of Product. Upon termination of this Agreement with respect to any country, Licensee shall provide Licensor a written inventory of all Product (in the form of raw material, work-in-progress and finished goods) in its and its Sublicensees' possession in such country, and shall have the right to dispose of such Product within six (6) months thereafter, subject to fulfillment of the royalty obligations relating thereto.

ARTICLE 13. ASSIGNMENT

This Agreement may not be assigned or otherwise transferred by either party without the written consent of the other party except that either party without such consent may assign or sell the license (i) in connection with the transfer or sale of all or substantially all of its business assets to a Third Party, or (ii) in the event of its merger or consolidation with another company, or (iii) to an Affiliate. Any purported assignment in violation of this clause shall be void. Any permitted assignee shall assume all the obligations of its assignor under this Agreement. No assignment shall relieve either party of its responsibility for the performance of any obligation that such party has accrued hereunder as of the date of assignment.

ARTICLE 14 PATENT MARKINGS

Licensee agrees to mark all Products made, used or sold under the terms of this Agreement, or their containers, in accordance with applicable patent marking laws.

ARTICLE 15. REGISTRATION OF LICENSES

Licensee agrees to register or give required notice concerning this Agreement, through itself or through a Sublicensee, in each country where there exists an obligation under law to so register or give notice, to pay all costs and legal fees connected therewith, and to otherwise comply with all national laws applicable to this Agreement. Upon request by Licensee, Licensor agrees to promptly execute any "short form" licenses in a form submitted to it by Licensee in order to effectuate the foregoing registration in each such country.

ARTICLE 16. PATENT TERM EXTENSION

Licensee agrees, as exclusive Licensee, to apply for and to exercise due diligence in obtaining an extension of the term of any patent included within the Patent Rights under the applicable laws of any country where such extensions are available, including, but not limited to, the Drug Price Competition and Patent Term Restoration Act of 1984 in the United States. Licensor agrees to execute such documents and take such additional actions as Licensee may reasonably request in connection therewith. Each party shall bear its own expenses in connection with the application for patent term extensions.

ARTICLE 17. FORCE MAJEURE

Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, other than an obligation to make a payment, when such failure or delay is caused by or results from fires, floods, embargoes, government regulations, prohibitions or interventions, wars, acts of war, terrorism, insurrections, riots, civil disobedience, strikes, lockouts, acts of God, or any other cause beyond the reasonable control of the affected party.

ARTICLE 18. NEGATION OF AGENCY.

Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership, or similar relationship between Licensee and Licensor. The relationship between the parties established by this Agreement is that of independent contractors. Neither party shall have the power to bind, obligate, incur any debts or make any commitments for the other party except to the extent, if at all, specifically provided herein.

ARTICLE 19. PUBLICITY

Each party shall give notice to the other party prior to issuing any press release relating to this Agreement within due time to allow for reasonable consideration. The party issuing the press release shall give due consideration and weight to any comments or concerns raised by the other party. Notwithstanding the foregoing, neither party shall issue a press release announcing the execution of this Agreement outside of a joint press release which will be prepared jointly by the parties.

ARTICLE 20. FILING OF THE AGREEMENT

To the extent, if any, that a party concludes in good faith that it is required to file this Agreement or a notification thereof with any governmental authority, including without limitation the U.S. Securities and Exchange Commission in accordance with applicable laws and regulations, such party may do so, subject to the confidentiality obligations set forth herein, and the other party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith at the, expense of the requesting party. The parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement, and shall cooperate, in responding to any request for further information therefrom at the expense of the requesting party.

ARTICLE 21. SEVERABILITY

Each party hereby expressly agrees and contracts that it is not the intention of either party to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. If any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the parties hereto in a final unappealable order to be in violation of any such provisions in any country or community or association of countries, such word, sentence, paragraph, clause or combination thereof shall be inoperative in such country or community or association of countries, and the parties will seek in good faith to amend this Agreement in order to cure such violation; the remainder of this Agreement shall in any event remain binding upon the parties hereto.

ARTICLE 22. NOTICES

Any notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered in person, or if mailed by registered or certified mail (return receipt requested), postage prepaid, or by telex or facsimile or e-mail promptly confirmed by first class mail, to the addresses given below or such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement. Any notice sent or by telex or facsimile or e-mail shall be effective when sent, and any notice sent by registered or certified mail shall be effective when mailed.

In the case of Licensee:
Keryx Biopharmaceuticals, Inc
750 Lexington Ave, 20th Floor
New York, NY 10022
Attn: Michael S. Weiss
Chairman & CEO
Email: msw@keryx.com

In the case of Licensor:
Panion & BF Biotech, Inc.
16F No. 3, Yuanqu Street,
Nangang District,
Taipei, Taiwan, ROC
Attn: Michael Chiang

c/o: Holland & Knight LLP
2099 Pennsylvania Avenue
Washington, D.C. 20006
(202) 955-3000
Attn: Jane K. P. Tam, Esq.

ARTICLE 23. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, exclusive of choice-of-law rules.

ARTICLE 24. AFFILIATES

Each party may perform its obligations hereunder personally or through one or more Affiliate and shall be responsible for the performance of such obligations, and any liabilities resulting from such performance. Neither party shall permit any of its Affiliates to commit any act (including any act of omission) which such party is prohibited hereunder from committing directly.

ARTICLE 25. ENTIRE AGREEMENT

This Agreement and the Exhibits hereto which are a part hereof, contain the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understanding, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. The parties hereto may alter any of the provisions of this Agreement, but only by a written instrument duly executed by both parties hereto.

ARTICLE 26. WAIVER

The failure of a party to enforce at any time for any period any of the provisions hereof shall not be construed as a waiver of such provisions or of the right of such party thereafter to enforce each such provision.

ARTICLE 27. CAPTIONS

The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in location and reading the several Articles and Sections hereof.

IN WITNESS HEREOF, the parties have executed this Agreement as of the Effective Date.

KERYX BIOPHARMACEUTICALS, INC.		PANION & BF BIOTECH INC.

By:	/s/ Michael S. Weiss	By:	/s/ Michael Chiang
	Michael S. Weiss		Michael Chiang
Chairman & CEO

EXHIBIT 1

PATENT RIGHTS

Attorney Dkt. No.	Country
859-TW	Taiwan
859-PCT	N/A
859-PCT-AUS	Australia
859-PCT-CAN	Canada
859-PCT-CN	China
859-PCT-EP03	Europe
EPO - Austria (T)
EPO - Belgium (T)
EPO - Bulgaria (T)
EPO - Czech Republic (T)
EPO - Denmark (T)
EPO - Estonia (T)
EPO - Finland (T)
EPO - France (T)
EPO- Great Britain (T)
EPO - Hungary (T)
EPO - Ireland
EPO - Italy (T)
EPO - Luxembourg (T)
EPO - Monaco (T)
EPO - Netherlands (T)
EPO - Portugal (T)
EPO - Romania (T)
EPO - Sweden (T)
EPO - Slovakia (T)
EPO - Slovenia (T)
EPO - Spain (T)
EPO - Switzerland (T)
EPO - Turkey (T)
859-PCT-EPO-HK	Hong Kong

859-PCT-ERA	Eurasia
ERA - Armenia
ERA - Azerbaijan
ERA - Belarus
ERA - Kazakhstan
ERA - Kyrgyzstan
ERA - Moldova
ERA - Russia
ERA - Tajikistan
ERA - Turkmenistan
859-PCT-KR	Korea
859-PCT-JP	Japan
859-PCT-ID	Indonesia
859-PCT-IL	Israel
859-PCT-IN	India
859-PCT-LK	Sir Lanka
859-PCT-MX	Mexico
859-PCT-NZ	New Zealand
859-PCT-PG	Papa New Guinea
859-PCT-PH	Philippines
859-PCT-SG	Singapore
859-PCT-VN	Vietnam
859-A-(PCT)-US	United States
859-B-PRO	United States
859-B-PCT	N/A
859-13-MAL	Malaysia
859-B-TL	Thailand
1092-US	United States
1092-PCT-AUS	Australia
1092-PCT-CAN	Canada
1092-PCT-EP03	Europe
EPO - Austria (T)
EPO - Belgium (T)
EPO - Denmark (T)
EPO - Finland (T)
EPO - France (T)
EPO - Germany (T)
EPO - Greece (T)

EPO - Ireland
EPO - Italy (T)
EPO - Liechtenstein/Switzerland T
EPO - Luxembourg (T)
EPO - Monaco (T)
EPO - Netherlands (T)
EPO - Portugal (T)
EPO - Spain (T)
EPO - Sweden (T)
EPO - United Kingdom
1092-PCT-EPO-HK	Hong Kong
1092-PCT-IL	Israel
1092-PCT-JP	Japan
1092-PCT-KR	Korea
1092-PCT-MX	Mexico
1092-PCT-NO	Norway
1092-PCT-NZ	New Zealand
1092-TW	Taiwan
1098-CN	China
1098-TW	Taiwan
1098-US	United States

EXHIBIT 2

WRITTEN CONSENT OF INVENTOR

CONSENT BY INVENTOR

The undersigned, Dr. Chen Hsing Hsu, is the inventor and owner of the U.S. Patent No. 5,753,706, issued May 19, 1998 and entitled “Methods for Treating Renal Failure,” filed in the U.S. and other countries (the Hsu Patent).

Dr. Chen Hsing Hsu (The Inventor) granted Panion & BF Biotech Inc. (Panion) of Taipei, Taiwan the right to commercialize the inventions disclosed in the Hsu Patent and the two parties entered into a Patent License Agreement dated July 20, 2001 and its subsequent Amendment 1 dated August 29, 2005.

Panion is desirous to grant Keryx Biopharmaceuticals, Inc. (Keryx) of New York the right to further develop and commercialize the Hsu Patent. The inventor hereby gives consent to Panion to enter licensing agreement with Keryx.

/s/ Chen Hsing Hsu

Chen Hsing Hsu